Exhibit 99.4

VISION HYDROGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Vision Hydrogen Corporation (the “Company”) and VoltH2 Holdings AG (“VoltH2”) after taking into effect the Share Exchange Agreement (“SEA”) entered into November 8, 2021 whereby the Company acquired 100% of the outstanding shares of VoltH2 by issuing 8,409,091 shares at $0.20 a share. The notes to these unaudited pro forma condensed financial information describes the reclassifications and adjustments to the financial information presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 is presented as if the acquisition of VoltH2 had occurred on December 31, 2020. The unaudited pro forma condensed combined statements of operations for year ended December 31, 2020 are presented as if the acquisition of VoltH2 had occurred at the beginning of the period presented.

The allocation of the purchase price used in this unaudited pro forma condensed combined financial information is based upon the respective fair values of the assets and liabilities as of December 31, 2021 and is presented on a preliminary basis subject to final allocation of values between the intangible assets acquired.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed consolidated financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed consolidated financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the acquisition. Transaction costs to acquire Volt were $6,500.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and accompanying notes of Vision (contained elsewhere in this Form 8-K) and the Company’s historical financial statements and accompanying notes appearing in its periodic SEC filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The adjustments that are included in the following unaudited pro forma combined financial statements are described in Note 3 below, which includes the numbered notes that are marked in those financial statements. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

VISION HYDROGEN CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2020
				Transaction
				Accounting	Combined
	Vision	Volt	REF	Adjustments	Pro Forma

ASSETS
Current assets:
Cash	$7,102	$630,701		-	$637,803
VAT tax receivable	-	15,699		-	15,699
Other current assets	70,000	-		-	70,000
Prepaid and other current assets	8,750	-		-	8,750
Total current assets	85,852	646,400		-	732,252

Intangible assets to be allocated	-	-	2	1,094,281	1,094,281
Accumulated amortization on intangibles assets	-	-	6	(115,681)	(115,681)
Capitalized development costs	-	14,674		-	14,674
Investment in Volt H2	175,000	-	1	(175,000)	-

Total assets	$260,852	$661,074		$803,600	$1,725,526

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$69,521	$73,375		-	$142,896
Loan payable	20,000	-		-	20,000
Loan payable – related party	580,232	-		-	580,232
Accrued interest – related party	16,515	-		-	16,515
Total current liabilities	686,268	73,375		-	759,643

Total liabilities	686,268	73,375		-	759,643

Shareholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized	-	-		-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 8,807,769 shares issued and outstanding as of December 31, 2020	40	98,705	3	(97,864)	881
Additional paid in capital	3,059,846	804,511	3	876,628	4,740,985
Accumulated other comprehensive (gain) loss	-	18,720	5	(2,479)	16,241
Retained earnings (deficit)	(3,485,302)	(334,237)	3	27,315	(3,792,224)
Total equity (deficit)	(425,416)	587,699		803,600	965,883

Total liabilities and shareholders’ deficit	$260,852	$661,074		$803,600	$1,725,526

VISION HYDROGEN CORPORATION

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

	Vision	Volt		Transaction Accounting Adjustments	Combined

Revenue
Sales	$-	$-		$-	$-
Total revenue	-	-		-	-

Cost of goods sold
Direct costs	-	-		-	-
Total cost of goods sold	-	-		-	-

Gross profit	-	-		-	-

Operating expenses
General and administrative expenses	213,728	81,139		-	294,867
Amortization expense	-	-	6	115,681	115,681
Management fees	-	241,243		-	241,243
Management fees – related party	97,500	-		-	97,500
Total operating expenses	311,228	322,382		115,681	749,291

Loss from operations	(311,228)	(322,382)		(115,681)	(749,291)

Other (income) expenses
Interest expense	43,353	-		-	43,353
Interest expense – related party	59,298	-		-	59,298
Equity line write off	129,180	-		-	129,180
Gain on notes payable cancellation	(81,203)	-		-	(81,203)
Foreign currency transaction loss	-	12,487		-	12,487
Fair value measurement of previously held VoltH2 equity investment	-	-	4	(142,996)	(142,496)
Change in fair value earn out	4,875	-			4,875
Total other (income) expenses	155,503	12,487		(142,496)	24,994

Net income (loss) from continuing operations	$(466,731)	$(334,869)		$27,315	$(774,285)

Net income (loss) from discontinued operations (including loss on disposal of $789,425)	(944,831)	-		-	(944,831)

Provision for income tax expense	-	631			631

Net income (loss)	$(1,411,562)	$(334,237)		$27,315	$(1,718,484)

Foreign currency translation (gain) loss	-	18,720		(2,479)	16,241

Comprehensive income (loss)	$(1,411,562)	$(353,589)		$29,794	$(1,734,725)

Loss per share (continuing operations)
Basic	$(1.18)	$(3.62)			$(1.59)
Diluted	$(1.18)	$(3.62)			$(1.59)
Loss per share (discontinued operations)
Basic	$(2.40)	-			$(1.94)
Diluted	$(2.40)	-			$(1.94)
Weighted average common shares outstanding
Basic	394,197	92,507			486,704
Diluted	394,197	92,507			486,704

VISION HYDROGEN CORPORATION

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 (UNAUDITED)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed statements of operations for the year ended December 31, 2020, are based on the historical financial statements of Vision Hydrogen Inc. (the “Company”) and VoltH2 (“Volt”) after giving effect to the Company’s acquisition that was consummated on November 8, 2021 and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet and statement of operations for the year ended December 31, 2020 are presented as if the acquisition of VoltH2 had occurred on June 15, 2020 which is the date of inception for Volt and were carried forward through each of the period presented.

The Company accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations. In accordance with ASC 805, the Company uses it best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of the purchase consideration over the fair value of the assets acquired and the liabilities assumed.

The fair values assigned to VoltH2’s assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired, and liabilities assumed are considered preliminary and are based on the information that was available as of the date of acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but is waiting for additional information, primarily related to purchase price accounting and identification of intangible assets. The Company expects to finalize the valuation of the assets and liabilities as soon as practicable, but not later than one year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the VoltH2 acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on form 10K for the year ended December 31, 2020 along with the 10Q for period ended September 30, 2021.

Accounting Periods Presented

For purposes of these unaudited pro forma condensed combined financial information, VoltH2’s historical financial statements for the year ended December 31, 2020 have been aligned to more closely conform to the Company’s financial information, as explained below. Certain pro forma adjustments were made to conform with accounting policies to the Company’s accounting policies as noted below.

Reclassifications

The Company reclassified certain accounts in the presentation of VoltH2’s historical financial statements in order to conform to the Company’s presentation.

Foreign Currency Translation

The Company translates its foreign subsidiary’s assets and liabilities denominated in foreign currencies into U.S. dollars at current rates of exchange as of the balance sheet date and income and expense items at the average exchange rate for the reporting period. Translation adjustments resulting from exchange rate fluctuations are recorded in accumulated other comprehensive income. The Company records gains and losses from changes in exchange rates on transactions denominated in currencies other than each reporting location’s functional currency in net income (loss) for each period. The functional and reporting currency of the Company is the United States Dollar (“U.S. Dollar”). The financial records of VoltH2 located in Europe, is maintained in the local currency, the Euro (EUR€) which is also its functional currency. As of December 31, 2020 the spot rate was $1.22. The average rate from June 15, 2020 (the date of inception for Volt) to December 31, 2020 was $1.14.

2. ACQUISITION OF VOLTH2

On November 8, 2021 the Company acquired 84.1% of the outstanding securities of VoltH2 pursuant to the terms of the SEA, in exchange for total consideration of 8,409,901 shares of common stock of the Company. Combined with the Company’s previously held 15.9% interest in VoltH2, the Company became the sole shareholder of VoltH2. The $0.20 share price was based on our common stock which currently is traded, but with very low if any, volume, based on quotations on the OTCQB Market.

A summary of consideration is as follows:

Acquisition of VoltH2 (84.1%) at $0.20 Share Value	$1,681,980
Total purchase price	$1,681,980

The following summarizes the current estimates of fair value of assets acquired and liabilities assumed:

Cash	$630,701
Capitalized development costs	14,674
VAT tax receivable	15,699
Intangible assets to be allocated	1,094,281
Accounts payable	(73,375)
Total Net Assets acquired	$1,681,980

The purchase price allocation for the above acquisitions is subject to further refinement as management completes its assessment of the valuation of certain assets and liabilities.

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10. The Company assigns to all identifiable assets acquired, a portion of the cost of the acquired company equal to the estimated fair value of such assets at the date of acquisition. The Company records the excess of the cost of the acquired company over the sum of the amounts assigned to identifiable assets acquired as goodwill.

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1) To record and eliminate investment balance in VoltH2 for 15.9% of the Company from August 12, 2020, which is the date of the initial investment.

(2) To record and align fair value of acquired assets and assumed liabilities and to record the preliminary estimate of goodwill for the Company’s acquisition of VoltH2. The preliminary estimate of goodwill represents the excess of the purchase consideration over the estimated fair value of the assets acquired and the liabilities assumed.

(3) To reflect 8,409,901 common shares issued with an estimated fair value of $0.20 as consideration in the share exchange agreement and eliminate VoltH2’s historical shareholder deficit.

(4) To reflect the fair value increase of the previously held 15.9% equity investment held in VoltH2.

(5) The historical financial information of Volt was presented in Euros. We used the following exchange rates for presentation in USD. As of December 31, 2020 the spot rate was $1.22. The average rate from June 15, 2020 which was the date of inception for Volt to December 31, 2020 was $1.18.

(6) To reflect estimated amortization expense using a useful life of 7 years with the assumption 76% definite lived vs. 24% indefinite lived (goodwill).